Exhibit 4.1

AMENDMENT TO WARRANT AGREEMENT

THIS AMENDMENT TO WARRANT AGREEMENT (this “Amendment”), dated as of January 21, 2021 (the “Effective Date”), is by and between 890 5th Avenue Partners, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”).

WHEREAS, on January 11, 2021, the Company and the Warrant Agent hereto entered into the Warrant Agreement (the “Existing Agreement”);

WHEREAS, the parties hereto desire to amend the Existing Agreement on the terms and subject to the conditions set forth herein for the purpose of curing any ambiguity or to correct any mistake, including to conform the provisions of the Existing Agreement to the description of the terms of the Warrants and the Existing Agreement set forth in the Prospectus, or curing, correcting or supplementing any defective provision contained in the Existing Agreement or adding or changing any other provisions with respect to matters or questions arising under the Existing Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders; and

WHEREAS, pursuant to Section 9.8 of the Existing Agreement, the Existing Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of amending the Existing Agreement in the manner subject of this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms.

Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2. Amendments to the Existing Agreement. As of the Effective Date, the Existing Agreement is hereby amended or modified as follows:

2.1 Section 4.3.2. Section 4.3.2 of the Existing Agreement is amended as follows:

4.3.2 If (x) the Company issues additional shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), with such issue price or effective issue price to be determined in good faith by the Board (and in the case of any such issuance to the Founders or their affiliates, without taking into account any shares of Class F common stock of the Company, par value $0.0001 per share (the “Class F common stock”) or shares of Common Stock underlying the Private Placement Units, in either case held by the Founders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Common Stock during the ten (10) ~~twenty (20)~~ trading day period starting on the trading day after ~~prior to~~ the day on which the Company consummates an initial Business Combination (such price, the “Market Value”) is below $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Warrant Price will be adjusted (to the nearest cent) to be equal to 115% of ~~the higher of~~ the Market Value ~~and the Newly Issued Price~~, and the $18.00 per share redemption trigger prices (as described in

Section 6.1) will be adjusted (to the nearest cent) to be equal to 180% of ~~the higher of~~ the Market Value ~~and the Newly Issued Price~~.

2.2 Section 6.2. The first paragraph of Section 6.2 of the Existing Agreement is amended as follows:

6.2 Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00. Subject to Sections 6.5 and 6.6 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period commencing on the ninetieth (90th) day of the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that (a) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below). During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of shares of Common Stock determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the Fair Market Value (a “Make-Whole Exercise”).

2.3 Section 6.3. Section 6.3 of the Existing Agreement is amended as follows:

6.3 Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Warrants, pursuant to Sections 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the shares of Common Stock for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given; provided, however, that for Section 6.2, “Reference Value” shall mean the last reported sales price on the trading day prior to the date on which notice of the redemption is given.

3. Date of Effectiveness; Limited Effect. This Amendment will become effective on the Effective Date. Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties hereto. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either party that would require the waiver or consent of the other party. On and after the Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement and related documents and agreements, will mean and be a reference to the Existing Agreement as amended by this Amendment.

4. Miscellaneous Provisions. The following provisions of the Existing Agreement are incorporated by reference herein to apply to this Amendment mutatis mutandis as if set forth in full herein: Section 9.1 (Successors), Section 9.2 (Notices), Section 9.3 (Applicable Law; Forum), the first sentence of Section 9.4 (Persons Having Rights under this Agreement), Section 9.5 (Examination of the Warrant Agreement), Section 9.6 (Counterparts; Electronic Signatures), Section 9.7 (Effect of Headings), Section 9.8 (Amendments), and Section 9.9 (Severability)

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

890 5TH AVENUE PARTNERS, INC.

By:	/s/ Adam Rothstein
Name:	Adam Rothstein
Title:	Executive Chairman

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Isaac J Kagan
Name:	Isaac J Kagan
Title:	Vice President

[Signature Page to Amendment to Warrant Agreement]